Notice of Grant of Stock Options and Option Agreement	AVX Corporation ID: 33-0379007 801 17th Avenue South Myrtle Beach, SC 29577

[Optionee]	Option Number:
[Mailing Address]	Plan:
ID:

Effective [    ], you have been granted a(n) [Incentive] Stock Option to buy [    ] shares of AVX Corporation (the Company) stock at $[    ] per share.

The total option price of the shares granted is $[    ].

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company's stock option plan referred to above, which is attached and made a part of this document.

AVX Corporation	Date

Employee	Date